                                                                    EXHIBIT 10.1


                          PURCHASE AND SALE AGREEMENT

                                    BETWEEN

                         VIKING ALUMINUM PRODUCTS, INC.

                                      and

                AMERICAN BUILDERS & CONTRACTORS SUPPLY CO. INC.
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                          PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT, made and entered into as of this 12/th/ day of April, 1997, by and between Viking Aluminum Products, Inc., a Connecticut corporation with principal offices at 33-39 John Street, New Britain, CT 06051 ("Seller") and American Builders & Contractors Supply Co., Inc., a Texas corporation with principal offices at One ABC Parkway, Beloit, WI 53511("Buyer").


                                  WITNESSETH:
                                  ----------


     WHEREAS, by agreement being entered into contemporaneously herewith, Buyer has agreed to acquire substantially all the assets of Viking, Building Products, Inc. ("VBP"), an affiliate of Seller engaged in the distribution of roofing, windows, siding, building products and related accessories (the "VBP Asset Purchase Agreement");

     WHEREAS, Seller is engaged in several businesses, including the manufacturing of windows and related accessories; and

     WHEREAS, one of the divisions of Seller is specifically engaged in the manufacturing of seamless gutter accessories under the trademark "Rain Ware" (the "Rain Ware Division");"

     WHEREAS, one of the divisions of Seller is engaged in the distribution and sale of roofing, windows, siding, building products and related accessories out of a facility in Berlin, Connecticut (the "Berlin Division") located at 61 Massario Drive (the "Berlin Real Estate"); and

     WHEREAS, in connection with the purchase of the VBP assets, Buyer desires to purchase, and Seller desires to sell, the assets of the Rain Ware Division (the "Rain Ware Assets"), the assets of the Berlin Division (the "Berlin Assets"), its Andersen and Windsor Windows fabrication assets (the "Andersen Assets") and certain of the other assets of the Seller all as more particularly described in Schedule 1.01(d) (the "Additional Assets");

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements as to which the parties acknowledge the sufficiency thereof, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

                                   ARTICLE I

                          SALE AND PURCHASE OF ASSETS
                          ---------------------------


     1.01. Sale of Assets. Subject to the terms and conditions of this Agreement, and except as otherwise specifically provided herein, on the Closing Date (as defined in Article 3.01 below), Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and
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accept from Seller, free and clear of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (together, "Liens"), other than as specifically assumed herein, all of the Seller's right, title and interest in and to the Berlin Assets, the Rain Ware Assets, the Andersen Assets and the Additional Assets (collectively, the "Assets") as follows:

     (a)  Berlin Assets.  The Berlin Assets shall include only the following:

     (i) all accounts receivable from customers of the Berlin Division and all associated credit rights (including, without limitation, all Joint check agreements, personal or other (warranties, third party payment arrangements, bond and lien rights). together with any security or collateral therefor, all of which shall be identified on Schedule 1.01(a)(1)(A) to be delivered at Closing and incorporated herein by this reference ("Accounts Receivable"), but excluding those accounts receivable (other than any accounts receivable with respect to sales of products by Seller made after February 28, 1997) which have been or, prior to the date of Closing, will be, written off Seller's books as bad debt or turned over by Seller for collection by an attorney or collection agency ("Excluded Accounts Receivable"). A portion of those accounts receivable which Seller will write-off, prior to Closing are identified on Schedule 1.01
(a)(i)(B) attached hereto and incorporated herein by this reference.

     (ii) all furnishings, furniture, office equipment and supplies, commercial vehicles, spare parts, tools, machinery, equipment, personal property and other tangible property wherever located that are identified on the books and records of, or used in connection with, the Berlin Division, including, without limitation, those listed in Schedule 1.01(a)(ii) of this Agreement (except as disposed of in the ordinary course of business consistent with past practice and not in violation of any provision of this Agreement) (together with the Assets described in clause (iii), the "Equipment");

     (iii) all fixed assets, other than the items described in clause (ii), that are identified on the books and records of, or used in connection with, the Berlin Division (including, without limitation, those listed in Schedule 1.01(a)(111) of this Agreement);

     (iv) all quantities of inventory, including raw materials, bulk, components, work-in-process, finished goods, promotional items, packaging materials and supplies (which includes the inventory of Andersen and Windsor window products) as more fully defined in Article 2.02(a) and identified on the books and records of, or used in connection with, the Berlin Division ("Berlin Inventory") (including Berlin Inventory listed in Schedule 1.01(a)(iv) of this Agreement, except as disposed of in the ordinary course of business consistent with past practice and not in violation of any provision of this Agreement) and all purchase orders for Berlin Inventory ordered by Seller in the ordinary course of business but not received as of the Closing Date (Seller shall deliver at Closing a schedule of pending Berlin purchase orders);

     (v) all rights of the Seller under or pursuant to all warranties, representations and (guarantees made by suppliers, manufacturers and contractors in any way related to the business of the Berlin Division or affecting the Berlin Assets described above, except to the extent such

                                       3
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warranties, representations and guarantees relate to or affect the Excluded
Assets or Excluded Liabilities;

          (vi) all contracts (excluding collective bargaining agreements and pension and profit sharing plans), agreements, licenses, rights to receive royalties. arrangements and/or commitments of any kind in any way related to the business of the Berlin Division or Berlin Assets, and listed in Schedules 1.01(a)(vi) and 4.01 of this Agreement, and all customer purchase orders ordered in the ordinary course of business or other commitments to purchase products from Seller which have not been shipped as of the Closing Date, whether or not listed in Schedules 1.01(a)("') or 4.01 of this Agreement;

          (vii) all customer and vendor lists in any way related to the Berlin Division, and all files and documents (including credit information) to the extent relating to customers and vendors of the Berlin Division, and other business and financial records, files, books and documents (whether in hard copy or computer format or any other tangible form) in any way related to the Berlin Assets and/or the business of the Berlin Division, including sales and advertising, materials, sales, distribution and purchase correspondence, personnel and employment records, any information relating to taxes imposed on the Berlin Assets and trade association memberships (including, without limitation, those listed in Schedule 1.01(vii) of this Agreement);

          (viii) all of Seller's rights, claims, credits, causes of action or rights of setoff against third parties in any way related to the business of the Berlin Division or affecting the Berlin Assets or Assumed Liabilities;

          (ix) all licenses, permits, certificates, franchises or other governmental authorizations 'in any way related to the Berlin Division or any of the Berlin Assets (including those listed in Schedule 1. 0 1 (a)(ix) of this Agreement), subject to the provisions of Article 1.02;

          (x) all goodwill associated with the Berlin Division and the Berlin Assets; (together, the items set forth in clauses (a)(1) through (a)(x) are referred to herein as "Berlin Assets"); and

          (xi) except for the name "Viking" (which is an Excluded Asset), all rights, title and interests of the Seller in all Jurisdictions in and to names, tradenames, trademarks and service marks used or adopted, whether registered or unregistered, and copyrights, and registrations of and applications to register the same, owned by Seller or licensed to Seller by third parties and identified on the books and records of, used in connection with, or in any way related to, the Business, including, without limitation, in each case, those listed in
Schedule 1.01 (xi) of this Agreement, and any and all goodwill represented by or pertaining to any of the foregoing (collectively, together with the rights and interests described in clause (vii) above, the "Proprietary Rights").

     (b)  Rain Ware Assets

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          (i)    those items of machinery and equipment identified on the books and records of or used in connection with, the Rain Ware Division as set forth on Schedule 1.01(b)(1) annexed hereto;

          (ii) all quantities of inventory, including raw materials, bulk, components, work-in-process, finished goods, promotional items, packaging materials and supplies as more fully defined in Article 2.02(b) ("Rain Ware Inventory") and identified on the books and records of, or used in connection with, the Rain Ware Division (including Rain Ware Inventory listed in Schedule 1.01(b)(11) of this Agreement, except as disposed of in the ordinary course of business consistent with past practice and not in violation of any provision of this Agreement) and all purchase orders for Rain Ware Inventory ordered by Seller in the ordinary course of business but not received as of the Closing Date (Seller shall deliver at Closing a Schedule of pending Rain Ware purchase orders);

          (iii) all of Seller's right, title and interest in and to the trademark "Rain Ware", including the rights identified on Schedule 1.01(b)(111); and

          (iv) all goodwill associated with the Rain Ware Division and the Rain Ware Assets;

          (v) all contracts (excluding collective bargaining agreements and pension and profit sharing plans), agreements, licenses, rights to receive royalties, arrangements and/or commitments of any kind in any way related to the business of the Rain Ware Division or Rain Ware Assets, and listed in Schedules 1.01(b)(v) and 4.01 of this Agreement, and all customer purchase orders ordered in the ordinary course of business or other commitments to purchase Rain Ware products from Seller which have not been shipped as of the Closing Date, whether or not listed in Schedules 1.01(b)(v) or 4.01 of this Agreement;

          (vi) all vendor lists in any way related to the Rain Ware Division, and all files and documents to the extent relating to vendors of the Rain Ware Division, and other business and financial records, files, books and documents (whether in hard copy or computer format or any other tangible form) in any way related to the Rain Ware Assets and/or the business of the Rain Ware Division, including sales and advertising materials, sales, distribution and purchase correspondence, personnel and employment records, any information relating to taxes imposed on the Rain Ware Assets and trade association memberships (including, without limitation, those listed in Schedule 1.01(b)(vi) of this Agreement);

          (vii) all of Seller's rights, claims, credits, causes of action or rights of setoff against third parties in any way related to the business of the Rain Ware Division or affecting the Rain Ware Assets or Assumed Liabilities related to the Rain Ware Division; and

          (viii) all licenses, permits, certificates, franchises or other Environmental authorizations in any way related to the Rain Ware Division or any of the Rain Ware Assets (including those listed in Schedule 1.01 (b)(viii) of this Agreement), subject to the provisions of

                                       5
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Article 1.02; (together, the items set forth in clauses (b)(1) through (b)(viii)
are referred to herein as "Rain Ware Assets");

     (c)  Andersen Assets

          (i) those items of equipment identified on the books and records of, or used in connection with, the Andersen Assets as set forth on Schedule 1.01(c)(1) annexed hereto;

          (ii) the inventory of Andersen and Windsor window products referred to in Article 1.01(a)(iv) and included within the Berlin Inventory;

          (iii) all contracts, agreements, licenses, rights to receive royalties, arrangements and/or commitments of any kind in any way related to the fabrication by Seller of Andersen and Windsor Windows and listed in Schedules 1.01(c)(111) and 4.01 of this Agreement, and all customer purchase orders ordered in the ordinary course of business or other commitments to purchase Andersen and Windsor Window products from Seller which have not been shipped as of the Closing Date, whether or not listed in Schedules 1.01(c)(111) or 4.01 of this Agreement;

          (iv) all rights of the Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in any way related to the Andersen Assets described above, except to the extent such warranties, representations and guarantees relate to or affect the Excluded Assets or Excluded Liabilities;

          (v) all of Seller's rights, claims, credits, causes of action or rights of setoff against third parties in any way related to the Andersen Assets or Assumed Liabilities;

          (vi) all licenses, permits, certificates, franchises or other governmental authorizations in any way related to the Andersen Assets (including those listed in Schedule 1.01(c)(vi) of this Agreement), subject to the provisions of Article 1.02;

          (vii) all goodwill associated with the Andersen Assets; (together, the items set forth in clauses (c)(i) through (c)(vii) are referred to herein as "Andersen Assets");

     (d)  Additional Assets

          (i) the hardware, modems, cables, decorators, equipment stands not retained by Seller, databases and software programs, source codes and user manuals associated with the Versyss computer system, wherever located, and itemized on Schedule 1.01(d)(1) annexed hereto (but excluding the AMS software and certain personal computers as specifically noted on Schedule 1.01(d)(1) used by Seller in connection with computers its manufacturing businesses), together with dedicated telephone lines and telephone numbers used in connection with the Versyss computer system;

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          (ii)   the equipment and vehicles set forth on Schedule 1.01(d)(ii)
annexed hereto; and

          (iii) all contracts, licenses and leases related to the Additional Assets as identified on Schedule 1.01(d)(111). (to(,ether, the items set forth in clauses (c)(1) through c(iii) are referred to herein as "Additional Assets").

     1.02.  Assignment of Assets.

     (a) Prior to the Closing, Seller shall use its best efforts, and Buyer shall cooperate with Seller, to obtain all nongovernmental approvals, consents or waivers (including all Required Third Party Consents (as defined in Article 1.02(b)) necessary to assign to Buyer all leases, contracts, licenses, agreements, sales or purchase orders, commitments, property interests, qualifications or other assets described in Article 1.01 hereof and any claim, right or benefit arising thereunder or resulting therefrom (the "Interests"), all of which Required Third Party Consents are identified on Schedule 1.02 (a).

     (b) As used herein, "Required Third Party Consent" means each consent required as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, under any Commitment (as defined in Article 4.04(o hereof) that involves an annual payment by or to Seller exceeding $2,500.00;

     (c) To the extent any of the approvals, consents or waivers referred to in Article 1.02(a) hereof have not been obtained by Seller as of the Closing and Buyer waives the condition precedent in Article 9.06, if Buyer so requests, Seller, for a period of eighteen (18) months after the Closing Date, shall continue to use its best efforts, and Buyer shall cooperate with Seller (without the payment of any consideration by Seller or Buyer), to obtain such approval, consents or waivers. Regardless of any request by Buyer, Seller shall use its best efforts during the remaining term of any Interest to, with Buyer reimbursing Seller for any out-of-pocket expense: (i) cooperate with Buyer in any reasonable and lawful arrangements under which Buyer would obtain the benefits of, and assume the post-Closing obligations under, such Interest (other than obligations resulting from Seller's breach thereof or default thereunder); and (ii) enforce, at the request of Buyer and for the account of Buyer, any rights of Seller arising from such Interest against the issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the written advise of Buyer). Seller will promptly pay (or cause to be paid) to Buyer when received all amounts received by Seller under any Interest.

     (d) Seller shall use its best efforts, and Buyer shall cooperate with Seller, to obtain as of the Closing Date the Required Governmental Consents described below in this Article 1.02; provided that Seller will assign, transfer or convey to Buyer at the Closing those governmental permits and licenses described in Schedule 1.01(a)(Ix) of this Agreement to the extent assignable. No provision of this Article 1.02 shall be deemed to be a waiver or release of, or otherwise affect any condition, night or obligation under Article 9.06.

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     As used herein, "Required Governmental Consent" means each approval or consent required as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, to obtain or transfer (whether by assignment renewal, amendment or otherwise) the Permits listed on Schedule 4.13 of this Agreement (with the only change being the identity of Buyer as the holder thereof).

     "Required Consent" means any Required Third Party Consent and any Required Governmental Consent.

     1.03. Excluded Assets. The parties to this Agreement expressly understand and agree that Seller is only selling, assigning and transferring to Buyer the Assets specifically described above and with respect to the Berlin Division, the Andersen Assets, the Additional Assets and Rain Ware Division, is not selling, assigning, transferring or conveying to Buyer pursuant to this Agreement any other rights, properties or assets of Seller, and this Agreement specifically excludes the following assets, rights and properties (the "Excluded Assets"):

          (i) leasehold improvements which Leave become affixed to and part of the real estate used in connection with the operation of the Berlin Division, all of which shall be transferred to Buyer or its affiliates pursuant to the Berlin Real Estate Contract (defined below in Article 9.09) being entered into contemporaneously herewith;

          (ii) except as otherwise set forth herein, any right, title and interest under all contracts, agreements, licenses, waivers, consents, approvals and other nongovernmental authorizations which are not transferable, whether by their terms or applicable law;

          (iii) any and all cash, bank, accounts, certificates of deposit, treasury bills, promissory notes, marketable securities, and other investments;

          (iv)   the Excluded Accounts Receivable;

          (v)    the accounts receivable of the Rain Ware Division;

          (vi) the Excluded Berlin Inventory and Excluded Rain Ware Inventory (as defined in Article 2.02(a) below), if any;

          (vii) all rights, claims, credits or causes of action against third parties except to the extent solely related to the Excluded Assets or the Excluded Liabilities;

          (viii) Seller's pension and retirement plans;

          (ix) the AMS software and certain personal computers as specifically noted on Schedule 1.01(d)(1) used by Seller in connection with its manufacturing businesses;

          (x)    Seller's collective bargaining agreements;

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          (xi)   the name "Viking," the name "Viking Aluminum Products" and the
Viking logo, all provided, however, that Seller acknowledges and agrees it shall not interfere with or contravene Buyer's right and license granted to it by VBP, to use the name "Viking" the name "Viking Building Products" and the Viking logo in connection with Buyer's continuation of the distribution business being acquired from VBP, which right and license and the terms thereof shall extend to the continuation by Buyer of the distribution business of the Berlin Division; and

          (xii) Subject to adjustment pursuant to Article 2.04(c) below with respect to purchases made by Seller from January 1, 1997 to the Closing Date, all of Seller's rights to vendor rebates and discounts on purchases made by Seller prior to the Closing pursuant to any vendor rebate programs in which Seller participates (hereinafter referred to as "Vendor Rebate Provisions").

     1.04.  Assumed Liabilities; Excluded Liabilities.

          (a) Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Closing, to assume the following liabilities (the "Assumed Liabilities"):

          (i) all liabilities of Seller arising in connection with the Berlin Assets referred to in Article 1.01(a) to the extent arising out of the conduct of the business of the Berlin Division after the Closing Date or otherwise specifically assumed by Buyer in this Agreement;

          (ii) all liabilities and obligations arising in respect of earned and or/accrued vacation pay (and all related payroll and other taxes and assessments) of the employees employed by the Berlin Division and Rain Ware Division and hired by Buyer as of the Closing ("Assumed Vacation Pay") which shall be scheduled as of the Closing Date and attached hereto as Schedule 1.04(a)(11), identifying each employee, date of hire, earned and/or accrued vacation;

          (iii) all liabilities and obligations arising in respect of the Berlin Division's stated trade payables as of the Date of Closing to those vendors identified on Schedule 4. 01 (y)(A) (hereinafter collectively referred to as "Major Vendors") provided that, with respect to each Major Vendor so identified on Schedule 4.01(y)(A), Buyer delivers to Seller at Closing an Assumption and Release Agreement in the form of Exhibit A annexed hereto executed by Buyer acknowledging its assumption of the payable with respect to the Berlin Division and each such Major Vendor releasing the Seller from the obligation (the "Assumed Trade Payables"); any liabilities and obligations arising in respect of Major Vendors as of the Date of Closing for which Buyer does not deliver to Seller at Closing an Assumption and Release Agreement and all other vendors not identified on Schedule 4.01(y)(A), shall remain the liability and obligation of Seller and shall not be assumed by the Buyer (the "Non-Assumed Trade Payables"); and Seller's internal trade payables and product transfers relating to any product manufactured by Seller's other divisions (e.g. window manufacturing) for resale by the Berlin Division for the period beginning forty-five (45) days prior to Closing, all of which shall be identified by Seller on Schedule 1.04(a)(111) to be annexed hereto at Closing ("VAP Trade Payables"). The VAP Trade Payables shall be due from Buyer in accordance with Seller's ordinary terms, i.e., payment due on the tenth (10th) day of each month, for invoices dated prior to the 26th of the previous month; date of invoice;

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          (iv)   all liabilities arising in connection with the Rain Ware
Assets. the Andersen Assets and Additional Assets referred to in Articles 1.01(b), (c) and (d) to the extent such liabilities result from Buyer's operation of the Berlin Division or Buyer's manufacture of Rain Ware products or fabrication of Andersen and Windsor Windows after the Closing Date or otherwise specifically assumed by Buyer in this Agreement;

          (v) all liabilities and obligations for all stated customer deposits with respect to any Accounts Receivable or pending contracts for customer orders ("Customer Deposits");

          (vi) all liabilities and obligations for Seller's current bonus program with its salesmen pursuant to which each salesman is entitled to a bonus equal to two percent (2%) of the salesman's gross sales from March 1, 1997 to the Closing Date, less draw paid to that date (the "Salesmen Bonuses"), subject to Buyer receiving a credit against the Purchase Price in an amount equal to fifty percent (50%) of the Salesmen Bonuses earned as of the Closing Date or, in the event the Closing occurs after May 27, 1997, in an amount (when aggregated with the Salesmen Bonuses earned by VBP salesmen) equal to the lesser of fifty percent (50%) of the Salesmen Bonuses earned as of the Closing Date or Forty Thousand Dollars ($40,000.00) (the Salesman Bonus Credit") allocated by Seller as between Seller and VBP;

          (vi) all liabilities and obligations to Seller's customers identified on Schedule 4.01(y)(B) pursuant to Seller's rebate and discount programs which commenced March 1, 1997 for those customers and are unpaid as of the Closing (the "Customer Discounts"), subject to Buyer receiving a credit from Seller at the Closing for these Customer Discounts accrued as at the Closing, but further subject to the parties adjusting these Customer Discounts post-Closing, at the end of the calendar year, as provided in Article 2.04(d).

     (b) Except as set forth in Article 1.04(a), Buyer shall not assume any other liability or obligation of Seller of whatever nature whether existing at any time in the past, presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller, all such liabilities are referred to herein as the "Excluded Liabilities." Notwithstanding, anything to the contrary in Article 1.04(a) or this Article 1.04(b), the following shall constitute without limitation, the Excluded Liabilities:

          (i)    all liabilities and obligations associated with the Excluded
Assets,

          (ii) all lawsuits, claims and other liabilities and obligations arising in connection with all actions, suits, claims, investigations or proceedings pending on the Closing Date or arising after the Closing and relating to the conduct of the business or the ownership of the Assets prior to the Closing;

          (iii) except the Assumed Vacation Pay and Salesmen Bonuses, all liabilities or obligations relating to Seller's employee benefits or compensation arrangements existing on or prior to the Closing Date, including without limitation, any payroll obligations, earned and accrued vacation pay, fringe benefits, employee benefits, bonuses, commissions on sales of products delivered prior to the Closing Date, worker's compensation or other insurance premiums, severance pay, payroll taxes, Social Security or any other tax, penalty or assessment relating thereto, and any liabilities or obligations under any of Seller's employee benefit agreements, plans or other arrangements, including without limitation, those listed on Schedule 4.01(m). Seller shall deliver to Buyer at Closing an accurate schedule of earned and/or accrued vacation pay, fringe benefits, bonuses and commissions on sale of products delivered prior to Closing to which Seller's employees listed on Schedule 3.03(f) are entitled;

          (iv) all liabilities or obligations (including any contra asset or negative amount in respect of cash or other assets) owed by Seller or any other business affiliated with Seller by common ownership ("Affiliate");

          (v) all liabilities and obligations under any indebtedness for borrowed money or under any guarantees made by Seller or Seller's shareholders;

          (vi) all liabilities relating to products sold by Seller prior to the Closing Date, including, without limitation, product warranty claims, product returns and related credits or offsets against Accounts Receivable;

          (vii) all Non-Assumed Trade Payables and liabilities and obligations other than, or in excess of, the Assumed Trade Payables and the VAP Trade Payables;

          (viii) all liabilities relating to collective bargaining agreements (except to the extent of any liability which arises, on or after the Closing, out of Buyer's non-assumption of the collective bargaining agreements or its failure to reach agreements with the respective collective bargaining units);

          (ix) all liabilities related to Seller's pension and retirement plans (including all underfunded and unfunded liabilities), and

          (x) all other liabilities and obligations of Seller, whether known or unknown, contingent or absolute, determined or determinable, not expressly assumed pursuant to Article 1.04(a).


                                  ARTICLE II

                                PURCHASE PRICE
                                --------------

     2.01. Purchase Price. The purchase price of the Assets shall be the sum of the following (referred to in the aggregate as the "Purchase Price"):

     (a)  Berlin Assets:

          (i) the Seller's net book value of the equipment, fixed assets, and all other Berlin Assets as at the Closing Date (exclusive of the Berlin Inventory and Accounts

Receivable which shall be valued respectively in accordance with subparagraphs
(ii) and (iii) of this Article 2.01(a) below);

          (ii)  inventory valued at the time and in the manner set forth in
Article 2.02(a) below, at the lesser of Seller's average invoice cost or replacement cost, less all cash discounts, rebates, winter dating incentives (with respect only to inventory purchased through winter dating incentives) and volume incentive credits of any kind (whether earned or accrued); there shall be no value assigned to Excluded Berlin Inventory (defined below in Article 2.02);

          (iii) Gross Accounts Receivable of the Berlin Division which shall include all interest and service charges accrued on the Accounts Receivable, all of which as set forth on Schedule 1.01(a)(1)(A) to be delivered by Seller at Closing, all provided, however that the purchase price for such interest and service charges to be paid by Buyer (inclusive of interest and service charges on VBP Accounts Receivable) shall not exceed $260,000.00 (the amount paid by Buyer for such interest is hereinafter referred to as the "Accounts Receivable Interest Payment"); and

     (b) Rain Ware Assets: The sum of Fifty Thousand and 00/100 Dollars ($50,000.00), plus the value of the Rain Ware Inventory as provided in Article 2.02(c) below (there shall be no value assigned to the Excluded Rain Ware Inventory, (defined below in Article 2.02(c)); and

     (c) Andersen Assets: The Seller's net book value of all of the Andersen Assets as at the Closing Date, plus the value of the Andersen Inventory, as provided in Article 2.02(d) below; and

     (d) Additional Assets: The net book value of the equipment, vehicles and all other Additional Assets as at the Closing Date; and

     (e) $1,450,000.00 for the Non-Competition agreements of the Seller and the Shareholders as per Article 8.01 and

     (f)  An additional sum of $1,050,000.00; less

     (g)  The amount of the Assumed Trade Payables and VAP Trade Payables; less

     (h)  The amount of the Assumed Vacation Pay; less

     (i)  The amount of the Customer Deposits; less

     (j)  The Salesmen Bonus Credit, if any; less

     (k)  The Customer Discounts.

     2.02.  Inventory.

     (a) Berlin Inventory. Within four (4) business days prior to the Closing Date, Buyer and Seller shall conduct a joint physical inspection and complete item-by-item in Inventory as of the count of the Berlin Inventory for purposes of valuing the Berlin Closing Date. During such count, Buyer and Seller shall make appropriate record of (i) any damaged inventory, (ii) any obsolete inventory (inventory not currently being offered by the original manufacturer in its line), (iii) subject to the provisions of paragraph (b) of this Article
2.02. slow-moving inventory (inventory of a particular product other than Rain Ware products, which exceeds a supply of more than 180 days based upon sales of the product during the period from July 1, 1996 through December 31, 1996) purchased or manufactured after January 1, 1997, (iv) decking materials and related accessories (including but not limited to TREX decking) and (v) any custom or special order items for which a customer order is not outstanding, and Buyer shall, at the Closing, advise Seller which of such damaged or obsolete Inventory does not intend to purchase (the "Excluded Berlin Inventory"). Seller shall have the right to sell or in any other manner dispose of the Excluded Berlin Inventory within ninety (90) days of the Closing and any and all proceeds realized therefrom shall be the sole property of Seller. Buyer agrees to permit Seller to store the Excluded Berlin Inventory at Seller's present warehouses during this ninety (90) day period at no cost to Seller. Seller shall retain the risk of loss with respect to any Excluded Berlin Inventory stored at Seller's warehouses after the Closing. Any Excluded Berlin Inventory not removed from the warehouses on the ninety-first (91st) day shall, at Buyer's election, become the property and responsibility of Buyer; in the event Buyer does not elect to own any remaining Excluded Berlin Inventory, the removal or disposal of such Excluded Berlin Inventory shall be at Seller's sole expense and in Seller's name.

     (b) Anything to the contrary notwithstanding, particular products (other than Rain Ware products which under no circumstances shall come within the definition of slow moving inventory) purchased by Seller for the Berlin Division after January 1, 1997 which would, in accordance with the foregoing definition of slow moving inventory, be deemed to be slow moving inventory, shall not be deemed to be Excluded Berlin Inventory provided that the aggregate cost of such purchases does not exceed the sum of Ten Thousand Dollars ($10,000.00) and the overall supply of slow moving inventory of all Berlin products as at the Closing is less than such supply as at January 1, 1997.

     (c) Rain Ware Inventory. Within four (4) business days prior to the Closing Date, Buyer and Seller shall conduct a Joint physical inspection and complete item-by-item count of the Rain Ware Inventory for purposes of valuing the Rain Ware Inventory as of the Closing Date. Rain Ware Inventory consisting of finished goods shall be valued at net invoice price; all other items of Rain Ware Inventory including, without limitation, raw materials and packaging materials, shall be valued at the lesser of Seller's average invoice cost or market cost, less all cash discounts, rebates and volume incentive credits of any kind (whether earned or accrued). During such count, Buyer and Seller shall make appropriate record of (i) any damaged inventory, (ii) any obsolete inventory (inventory not currently being offered by Seller in its line), and
(iii) any custom or special order items for which a firm customer purchase order is not outstanding, and Buyer shall, at the Closing, advise Seller which of such damaged or obsolete Inventory it does not intend to purchase (the "Excluded Rain Ware Inventory"). Seller shall have the same rights with respect to the Excluded Rain Ware Inventory as Seller has with respect to the Excluded Berlin Inventory pursuant to Article 2.02(a) above.

     2.03. Payment of the Purchase Price. The Purchase Price shall be paid at the Closing, in U.S. Dollars by wire transfer of immediately available funds to such account as Seller may designate.

     2.04.  Apportionment of Certain Charges and Post Closing Adjustments.

     (a) The parties shall adjust at the Closing utility charges, rents, prepaid items, or other similar operating expenses related to the Assets. Such adjustments shall be apportioned between Buyer and Seller with Seller bearing a portion thereof based on the number of days in the period on and prior to the Closing Date and Buyer bearing a portion based on the number of days in such period after the Closing Date. Any adjustments required under this Article 2.04 shall be made as of the close of business on die Closing Date.

     (b) If any liability arises after the Closing Date in respect of any utility charges, rents, prepaid items, or other similar operating expenses and such liability relates to a period which includes (but does not end on) the Closing Date and has not been adjusted between the parties and paid at the Closing or a liability which should have been apportioned at the Closing but was not so apportioned, such liability shall be similarly apportioned between Buyer and Seller as of the close of business on the Closing Date. Seller and Buyer mutually agree that within ninety (90) days after the Closing Date, Buyer shall submit to Seller a post closing adjustment report (the "Post Closing Adjustment Report") which shall set forth any adjustment in the Purchase Price based upon the apportionment of the charges described in Article 2.04(a) above (the "Purchase Price Adjustment"). If Seller does not object to the Purchase Price Adjustment within fifteen (15) days after receipt thereof, the Purchase Price Adjustment shall be deemed final and Seller shall promptly remit to Buyer in immediately available funds the amount of such Purchase Price Adjustment. If Seller objects to the Purchase Price Adjustment within the fifteen (15) day period described herein, or if within said fifteen (15) day period Seller advises Buyer of an adjustment that should have, but was not adjusted for at the Closing and Buyer objects, any dispute with respect thereto which is not resolved by Seller and Buyer within thirty (' ) 0) days after receipt by Buyer of Seller's obligations shall be submitted to arbitration under Article 13.16.

     (c) Seller in its sole discretion may attempt to have those of its vendors with whom Seller participates in a Vendor Rebate Program, agree to credit Seller's purchases made from January 1, 1997 to the date of Closing ("Seller's 1997 Purchases") towards Buyer's purchases from such vendors for purposes of Buyer's rebate program (if any) with such vendors. Seller shall advise Buyer in writing on or before the Closing as to any vendor(s) agreeing to the foregoing ("Participating Vendor(s)"). If Buyer is entitled to a rebate from a Participating Vendor (irrespective of whether Seller's 1997 Purchases enable Buyer to qualify for the rebate), to the extent of Seller's 1997 Purchases, Seller shall be entitled as a post-closing adjustment, to a prorated share of the rebate earned by Buyer in the amount of the lesser of.- (1) the rebate Seller would have received for Seller's 1997 Purchases under its Vendor Rebate Program with the

Participating Vendor, or (11) the portion of the rebate Buyer receives from the Participating Vendor under its vendor rebate program allocable to Seller's 1997 Purchases. Such adjustment shall be paid to Seller within thirty (30) days of receipt of the rebate by Buyer or the issuance of a credit to Buyer by the Participating Vendor. Nothing herein shall be deemed to require Buyer to reveal to Seller the terms of its vendor rebate program with any Participating Vendor provided, however, Buyer shall reveal such information in strict confidence only to a third party certified public accountant in the event of an audit of Buyer with respect to this provision.

     (d) The parties shall, on or before January 1, 1998, adjust the Customer Discounts credit taken by Buyer at the Closing so that any rebate or discount for which Buyer received a credit is recalculated and based upon a full fiscal year. Such adjustment shall be apportioned between Buyer and Seller with Seller being responsible for the portion of the Customer Discounts based on the Seller's sales as a percentage of the total sales. Any such adjustment shall be paid by the appropriate party to the other within fifteen (15) days of the date the adjustment is calculated.

     2.05.  Allocation of Purchase Price.

     (a) Buyer shall secure at its expense (exclusive of the Non-Competition Agreement and Inventory which shall be valued in accordance with Articles 2.01 and 2.02 hereof) an appraisal or opinion of value of the tangible property included in the Assets (the "Allocation") for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The Allocation shall be delivered to Seller at the Closing.

     (b) Seller and Buyer agree to report an allocation of the Purchase Price among die Assets in a manner entirely consistent with the Allocation and agree to act in accordance with such Allocation in the preparation of financial statements and filing, of all tax returns, reports and claims (including, without limitation, filing on a timely basis of Form 8594 with its Federal income tax return for the taxable year that includes the date of the Closing) and in the course of any tax audit, tax review, or tax litigation relating thereto. Neither Seller nor Buyer will assert that the Allocation was not separately bargained for at arm's length and in good faith. Seller and Buyer agree not to assert, in connection with any tax return, audit or other similar proceeding, any allocation of the Purchase Price which differs from the Allocation agreed to herein.

     (c) If a reduction is made with respect to the Purchase Price, the Allocation shall be adjusted in accordance with Section 1060 of the Code, as mutually agreed by Seller and Buyer. Seller and Buyer agree to file any additional information return required to be filed pursuant to the regulations under Section 1060(b) of the Code and to treat the Allocation as adjusted in the manner described for purposes of the immediately preceding paragraph.

     (d) Not later than thirty (30) days after Closing, Buyer shall deliver to Seller a copy of its Form 8594. Seller shall notify Buyer in writing within fifteen (15) calendar days of any objections to Buyer's Form 8594.

     (e) Each party shall notify the other within fifteen (15) calendar days after receiving notice that the Internal Revenue Service or any other taxing authority proposes to reallocate the Purchase Price.


                                  ARTICLE III

                                    CLOSING
                                    -------

     3.01. The Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the Empire State Building offices of Kudman, Trachten & Kessler, counsel for Seller, contemporaneously with the closing pursuant to the VBP Asset Purchase Agreement (provided that any conditions required herein to be satisfied prior to the Closing have been satisfied or waived as of such date), time being of the essence subject only to the provisions of the VBP Asset Purchase Agreement with respect to Buyer's right to adjourn the Closing for up to three weeks to a date no later than May 27, 1997.

     3.02. Deliveries of Seller. At the Closing, Seller shall deliver the following documents to Buyer:

     (a) Bill of Sale and Assignment duly executed on behalf of Seller, dated the Closing Date in the form attached hereto as Exhibit B, transferring to Buyer all of the Seller's right, title and interest in and to the Assets;

     (b)  a receipt for the Purchase Price,

     (c)  the Required Consents, if any;

     (d) the executed Assignment of Telephone Numbers with respect to the telephone numbers used in connection with the Berlin Division as identified on, and in the form of, the document attached hereto as Exhibit C;

     (e) the executed Non-Competition Agreements of Seller's shareholders. pursuant to Article 8.01(a);

     (f) the opinion of Kudman, Trachten & Kessler, Seller's counsel, in substantially the form of Exhibit D attached hereto;

     (g) assignments of all contracts, if any with Seller's non-union employees who are employed by Seller connection with the Berlin Division;

     (h)  a list of Customer Deposits;

     (i)  a list of Assumed Vacation Pay;

     (j)  a list of the Salesmen Bonuses;

     (k)  a list of Customer Discounts; and

     (1) the Schedules of pending purchase orders referred to in Articles 1.01(a)(iv) and (b)(ii).

     3.03. Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following

     (a)  the Purchase Price, in accordance with paragraph 2.01 above;

     (b) executed Assumption Agreement duly executed on behalf of Buyer in the form of Exhibit E attached hereto;

     (c) the executed Assumption and Release Agreements pursuant to Article 1.04(a)(iii);

     (d)  the Allocation pursuant to Article 2.05(a);

     (e) the opinion of Leo and Associates, Buyer's counsel, in substantially the form of Exhibit F attached hereto; and

     (f) a list of all employees of Seller whom Buyer will offer to employ upon Closing.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

     4.01. Representations of Seller. Seller represents and warrants to Buyer that:

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has the authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     (b) The execution, delivery and performance by Seller of the consummation by it of the transactions contemplated hereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally, and
(ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) contravene or conflict with the certificate of incorporation or bylaws of Seller, or any resolution adopted by the board or directors or the shareholders of Seller, (ii) contravene, conflict with or violate any provision of law, rule or regulation to which Seller or the Assets are subject, (iii) violate any order, judgment or decree applicable to Seller or the Assets, or (iv) result in the creation or imposition of any Lien on any Asset; or (v) subject to obtaining all Required Third Party Consents, constitute a breach or default under or give rise to any right of revocation, withdrawal, suspension, modification, termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit relating to the Assets to which Seller is entitled under any Commitment or any Permit (as defined herein), or provision of any agreement, contract or other instrument binding, upon Seller's Berlin or Rain Ware Divisions or by which any of the Assets is or may be bound. Except as set forth herein, Seller is not, nor will Seller be, required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement of the consummation or performance of the transactions contemplated herein.

     (c) Schedule 1.01(a)(1) of this Agreement sets forth a description of all material tangible personal property reflected on the books and records of, or used in connection with, the Berlin Division, together with the gross book value, accumulated depreciation and net book value as of the date indicated (collectively, the "Berlin Tangible Personal Property").

     (d) Seller has, or will as of the Closing Date have, good and marketable, valid title to all of the Berlin Tangible Personal Property to be conveyed, transferred or assigned by it and will convey, transfer and assign the Berlin Tangible Personal Property to Buyer free and clear of any and all Liens other than those expressly assumed by Buyer hereunder, as set forth on Schedule 4.01(d) of this Agreement. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable, valid title in and to the Berlin Tangible Personal Property free and clear of all Liens, except for those expressly assumed by Buyer hereunder.

     (e) Seller has, or will as of the Closing Date have, good and marketable, valid title to all of the Rain Ware Assets, Andersen Assets and Additional Assets set forth on Schedules 1.01(b)(i), 1.01(c)(i) and 1.01(d)(i) and (ii), and will convey, transfer and assign same to Buyer free and clear of any and all Liens, except those specifically assumed by Buyer hereunder as set forth in
Schedule 4.01(e) to this Agreement. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable, valid title in and to the Rain Ware Assets, Andersen Assets and Additional Assets, free and clear of all Liens, except for those expressly assumed by Buyer hereunder.
Schedule 4.01(e) of this Agreement sets forth a list of proprietary rights owned or licensed by Seller and used in connection with the Rain Ware Assets (together, the "Proprietary Rights"). Seller has good, marketable and valid title to the Proprietary Rights and shall convey, transfer and assign the Proprietary Rights to Buyer free and clear of all Liens other than those expressly assumed by Buyer hereunder as set forth on Schedule 4.01(e) of this Agreement. There are no material licenses, sublicenses or other agreements with respect to the Berlin Division or the Rain Ware Assets or the Andersen Assets or the Additional Assets as to which Seller or any of its affiliates is a party and pursuant to which any person is authorized to use such Proprietary Rights. The Seller has no patents, trademarks, tradenames, copyrights or other Proprietary Rights other than as set forth on Schedule 4.01(e) or Schedule 1.01(b)(iii). None of the Proprietary Rights are infringed or, to the best of Seller's knowledge, has been challenged or threatened in any way, and none of the Proprietary Rights used by Seller infringes or is alleged to infringe any Intellectual property rights of any third d party. Upon consummation of the transactions contemplated herein, Buyer will have acquired good title to the Proprietary Rights, free and clear of all Liens, except those expressly assumed by Buyer hereunder.

     (f) Schedule 4.01(o of this Agreement contains a list of each written contract or agreement (including any and all written amendments thereto) with respect to the Assets to which Seller is a party or by which it is bound, which except as otherwise noted on Schedule 4.01(f) or otherwise set forth herein, is being assigned by Seller and assumed Buyer hereunder, which is not cancelable by any party thereto without penalty or notice in excess of 60 days and which involves the payment to or from Seller of amounts in excess of $1,000.00 per year (collectively, the "Commitments"). Seller is not a party to any oral contracts or agreements and there have been no oral amendments. modifications or waivers with respect to the Commitments disclosed on Schedule 4.01(o). Each Commitment disclosed in Schedule 1.01(a)(vii) of this Agreement or required to be disclosed pursuant to this Article 4.01(o) is a valid and binding agreement of Seller, in full force and effect, and neither Seller, nor, to the knowledge of Seller, any other party thereto is in default in any material respect under the terms of any such Commitment nor, to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. To Seller's knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give Seller or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Commitment. The Commitments relating to the sale, design, manufacture, or provision of products or services by Seller have been entered into in the ordinary course of business and to the best of Seller's knowledge, have been entered into without the commission of any act alone or in concert with any other person, or any consideration having been paid or promised, that is or would constitute an illegal act or payment. Except as disclosed in Schedules 1.01(vi) and 4.01(f) of this Agreement, with respect to the Berlin Division, Seller is not a party to or subject to:

          (i) any lease;

          (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets;

          (iii) any sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets;

          (iv) any partnership, joint venture or other similar contract arrangement or agreement;

          (v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

          (vi) license agreement, franchise agreement, right to any receive or obligation to pay royalties or any other agreement in respect of similar rights granted to or held by Seller or any of its affiliates;

          (vii) any agency, dealer, sales representative or other similar agreement;

          (viii) any agreement, contract or commitment that substantially limits the freedom of Seller to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset or which would so limit the freedom of the Buyer after the Closing Date;

          (ix) any agreement, contract or commitment between Seller and any of Seller's employees. officers, directors or shareholders; or

          (x) any collective bargaining agreement or other agreement contract or commitment with any union.

     (g) Except as set forth in Schedule 4.01(g) of this Agreement, there is no action, suit, investigation or proceeding before any court, arbitrator or before any governmental authority, body, agency or official pending or, to Seller's knowledge, threatened against or affecting, Seller in connection with the Assets or which in any manner seeks to prevent, enjoin, alter or materially delay or obtain damages in respect of the consummation of the transactions contemplated hereby. To the Seller's knowledge, the litigation and any claim relating thereto referred to in Schedule 4.01(g) has not had and will not have any adverse effect on the Berlin Division or Rain Ware Division or any of the Assets (the "Scheduled Litigation"). To Seller's knowledge, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to the Scheduled Litigation. There is no order, judgment or decree to which Seller, the Berlin Division , the Rain Ware Division or any of the Assets is subject, and to the best of Seller's knowledge, no officer, director, agent, or employee of Seller is subject to any order, judgment or decree that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Berlin Division, Rain Ware Division or the Assets. Except as set forth Schedule 4.01(g), to the best of Seller's knowledge, (A) Seller is, and at all times since February 28, 1993 has been, in material compliance with all of the ten-ns and requirements of each order, judgment and decree to which it, or any of the Assets is or has been subject;
(B) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation of or failure to comply with any material term or requirement of any order, judgment or decree to which Seller or any of the Assets is subject; and (C) Seller has not received, at any time since February 28, 1993, any notice or other communication (whether oral or written) from any governmental body or any other person regarding any actual, alleged, possible, or potential material violation of, or failure to comply with, any material term or requirement of any order, judgment or decree to which Seller or any of the Assets is or has been subject.

     (h) Except as set forth on Schedule 4.01(h), to the best of Seller's knowledge. Seller is, and at all times since February 28, 199-' ) has been, in material compliance with all laws, rules, ordinances, regulations, orders, judgments and decrees applicable to Seller, the conduct or operation of the Berlin Division, the Rain Ware Division or the ownership, use, or sale of the Assets. Seller is not in violation of, and Seller has not received notice of violation of, and, to Seller's knowledge, Seller is not under investigation with respect to any actual, alleged, possible or potential violation of, or failure to materially comply with, any law, rule, ordinance, or regulation, or rudiment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, applicable to the Assets which would have an adverse effect on the ownership of the Assets or the consummation of the transactions contemplated herein, or which would require Seller to undertake, or to bear all or any portion of the cost of any remedial action of any nature. To Seller's knowledge, Buyer shall be able to operate the businesses of the Berlin Division and Rain Ware Division as is presently done without the need of obtaining any additional permits, except as may be required due to changes in statutes or regulations after the date of this Agreement.

     (i) The Berlin, Rain Ware and Andersen Inventories set forth in Schedules 1.01(a)(iv), 1.01(b)(ii) and 1.01(c)(ii) were properly stated therein at average invoice cost to Seller (after applying all available cash discounts, rebates, winter dating incentives (with respect only to Berlin Inventory purchased through inter dating incentives) and volume incentive credits of every kind). Except as set forth on Schedule 4.01(i), all Inventory has been maintained in the ordinary course of business and at sufficient levels to operate the business in the ordinary course of business and the Berlin, Rain Ware and Andersen Inventories are, or as at the Closing Date will be, owned by Seller and transferred to Buyer free and clear of all Liens and, as of the Closing Date, will have a value as determined in accordance with Article 2.02 hereof.

     (j) The Accounts Receivable set forth on Schedule 1.01(a)(1)(A), to be delivered at Closing and incorporated herein by this reference, arose from bona fide transactions in the ordinary course of business and were properly reflected on the books and records of Seller in accordance with generally accepted accounting principles consistently applied ("GAAP"). Seller represents and warrants that: (1) it has no knowledge, after due inquiry, of any dispute, defense, credit or right of setoff with respect to any charge, invoice or product sold in connection with the Accounts Receivable; (11) none of the Accounts Receivable include any attorney's or other collection fees; (iii) the Accounts Receivable do not include any interest or service charges except as set forth on Schedule 1.01(a)(1)(A)- (iv) Seller owns all right title and interest in and to the Accounts Receivable, and shall transfer the Accounts Receivable to Buyer free and clear of all Liens except those expressly assumed by Buyer hereunder; and (v) all Accounts Receivable shall be documented in accordance with Seller's ordinary business practices (including appropriate credit and purchase agreements). Prior to the Closing Seller shall have written off its books those accounts receivable set forth on Schedule 1.01(a)(1)(B), attached hereto and incorporated herein by this reference.

     (k) With respect to the Berlin Division, except as disclosed in Schedule 4.01(k) of this Agreement (which includes a list of all existing union contracts) and except for minor difficulties and controversies with individual employees which have not had and will not have a material adverse effect on the Berlin Division or the Berlin Asset;

          (i) for a period of three (3) years from the date of this Agreement there have been no claims, actions or controversies pending against Seller, relating to Seller's employees including (A) any strike, slowdown, picketing, work stoppage, or employee grievance process, or (B) any proceeding against or affecting Seller relating to the alleged ,violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, OSHA or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting Seller or its facilities and (C) to Seller's knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Seller, and no such action is contemplated by Seller;

          (ii) No union organizational efforts have been made or threatened involving any employees of the Berlin Division;

          (iii) To the best of its knowledge, Seller has complied with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, equal employment opportunity, immigration, nondiscrimination, collective bargaining, occupational safety and health, employee benefits (including the Employee Retirement and Income Security Act of 1974, as amended ("ERISA")) and payment of Social Security and other taxes, and is not liable for any arrears of wages, fringe benefits, employee benefits, vacation or severance pay or any taxes or penalties for failure to comply with any of the foregoing which would have a material adverse effect on the Berlin Division or the Berlin Assets; and

          (iv) There are no collective bargaining agreements relating to any of the employees of the Berlin Division and Seller is not obligated under any agreement to bargain with any labor organization or union on behalf of Seller's Berlin Division employees.

     (1)  With respect to the Berlin Division,

          (i) Schedule 4.01 (])(I) of this Agreement to be delivered at Closing will contain a true and complete list of all current employees, both full time and part time, of the Berlin Division and will disclose the date of hire of each individual, the annual and/or hourly rate of compensation of each individual, the amount of the bonus or other similar compensation payments made to each individual during calendar years 1996 and 1997, and the bonus and incentive arrangements with each and all commission arrangements and all fringe benefits (including, without limitation, severance, vacation and sick-leave arrangements) to which such employees are entitled.

          (ii) Except as disclosed in Schedule 4.01(o or Schedule 401(l), Seller is not party to any: (A) management, employment or other contract proving for the employment or retention of executive services; (B) contract for the employment of any employee which is not terminable by Seller on 30 days' notice without penalty; (C) bonus, incentive, deferred compensation, severance pay, pension, profit-sharing retirement, stock purchase, stock option, employee benefit or similar plan. agreement or arrangement (including, without limitation, Christmas bonuses and similar year end bonuses); (D) collective bargaining agreement or other agreement with -- any labor union or other employee organization and no such agreement is currently being requested by, or is under discussion by management with, any group of employees or others; or (E) other employee contract or other compensation agreement or arrangement affecting or relating, to current or former employees of Seller. Except as set forth on Schedule 4.01(l), Seller has received no notice that any officer or other key employee of the Berlin Division intends to terminate his/her employment with Seller.

     (m) With respect to the Berlin Division,

          (i) Schedule 4.01(m) of this Agreement sets forth a complete list of all employee benefit plans or arrangements presently maintained by Seller, including, but not limited to: (A) the severance pay policy for employees who do not h ave contractual severance pay arrangements; (B) any arrangements, policies or understandings with respect to the payment of health, life, disability or accidental death and dismemberment or other benefits to employees or their families; (C) any bonus, incentive, deferred compensation, vacation and sick pay policies, pension, profit-sharing, retirement, stock purchase, stock option, or similar plan, arrangement or agreement (including, without limitation, Christmas or other year-end bonuses; and (D) all other infringe benefits or payment practices maintained by Seller and not otherwise identified in this Article.

          (ii) No actions, suits or claims (other than routine claims for benefits in the ordinary course of business) are pending or, to the knowledge of Seller, threatened with respect to any plan or arrangement listed in Schedule 4.01(m), nor, to the knowledge of Seller, do any facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course of business).

          (iii) All plans and arrangements listed in Schedule 4.01(m) have been administered in accordance with their respective material terms, and all contributions to and payments from all plans and arrangements listed in Schedule 4.01(m) that may have been required to be made in accordance with the terms of such plans and arrangements or any governmental law, regulation, decree. decision or order have been made.

          (iv) Except for the Assumed Vacation Pay, Seller shall be responsible for the payment of all earned and/or accrued entitlements under all employee benefit plans and benefit arrangements, up to the Closing Date for Employees, including but not limited to wages, bonuses, severance and other compensation.

          (v) Except as disclosed on Schedule 4.01(m), Seller is not a party to a multi-employer plan as such term is defined in Section 400 1 (a) of ERISA.

          (vi) With respect to each of the benefit plans and arrangements identified on Schedule 4.01(m):

          (A) The plans are in substantial compliance with ERISA and each plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code (the "Code") has been determined by the Internal Revenue Service ("IRS") to be so qualified or a request for such determination has been timely filed with the IRS (and to Seller's knowledge nothing has occurred between the date of the last such determination and the Closing to cause the IRS to revoke such determination);

          (B) No accumulated funding deficiency, as defined by Section 302(a)(2) of ERISA, exists (whether or not waived) with respect to the plans as of the date hereof;

          (C) Neither the plans nor Seller, its agents, representatives or any fiduciaries of the plans have been or are presently engaged in any non-exempt "prohibited transactions" as defined by Section 406 of ERISA or Section 4975 of the Code;

          (D) No liability has been, or is expected by Seller to be, incurred by the Seller under Section 4062 of ERISA with respect to the Plans;

          (E) Seller has not incurred any "withdrawal liability", as defined in
Part I of Subtitle 7 of Title IV of ERISA with respect to any plan which is a "multlemployer plan" as defined in Section 4001(a) of ERISA.

     (n)  Intentionally Deleted.

     (o) No other representation or warranty made by Seller or any of its affiliates in this Agreement or any notice given or to be given by Seller pursuant to the Agreement, and no statement contained in any certificate, exhibit, document or other instrument furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions herein contemplated, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading. There is no fact known to Seller or its shareholders that materially adversely affects or materially threatens the Assets or the business, prospects, financial condition, or results of operations of the Berlin Division (on a consolidated basis) that has not been set forth in this Agreement or the Schedules attached hereto.

     (p) Since December 18, 1996, there has not been, and prior to the Closing there will not be, any material adverse change in the business, operations, properties, prospects, assets, or condition of Seller's Berlin Division or Rain Ware Division, and to Seller's knowledge, no event has occurred or circumstance exists that may result in such a material adverse change.

     (q) The failure to obtain any third party consent to the transactions contemplated hereby, other than Required Consents, will not result in a Material Adverse Effect.

     (r) Schedules 1.01(a)(ix), 1.01(b)(viii) and 4.01(r) of this Agreement sets forth a list of all material licenses, franchises, permits or similar authorizations (the "Permits") issued by any federal, state or local governmental agency or entity in respect of the business of the Berlin and/or Rain Ware Divisions. The Permits constitute all material licenses, franchises, permits or similar authorizations required by any law, rule, regulation or order for Seller to own and conduct the business of the Berlin and Rain Ware Divisions, and there are no outstanding material violations of any Permits. Seller has received no notice from any governmental agency with respect to an alleged or actual violation by Seller of any Permit and no action is pending or, to the knowledge of Seller, threatened to cancel, modify or not renew any Permit or which would result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit. To the best of Seller's knowledge, Seller has not received, at any time since February 28, 199' ), any notice or other communication (whether oral or written) from any governmental body or any other person regarding (A) any actual, alleged, possible, or potential material violation of or failure to materially comply with any term or requirement of any Permit, or any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit. All applications required to have been filed for the renewal of the Pen-nits have been duly filed on a timely basis with the appropriate Governmental bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate governmental bodies. To the best of Sellers' knowledge, the Permits collectively constitute all of the governmental authorizations and permits necessary to permit Seller to lawfully conduct and operate the business in the manner it is currently conducted and to operate the Berlin and Rain Ware Divisions and to permit Seller to own and use the Assets in the manner in which it currently owns and uses such assets.

     (s) Seller has delivered, or will prior to Closing deliver, to Buyer: (a) unaudited consolidated balance sheets of Seller as at February 28 or 29 (as the case may be) in each of the years 1994 through 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Konowitz, Kahn & Company, P.C., independent certified public accountants, (b) a consolidated balance sheet of Seller as at February 28, 1997 (including the notes thereto), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of Konowitz, Kahn & Company, P.C., independent certified public accountants, and (c) an internally generated balance sheet and statement of income as at November 30, 1996 for the nine (9) months then ended. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will no individually or in the aggregate, be materially adverse); the financial statements referred to in this Article 4.01(s) reflect the consistent application of such accounting principles throughout the periods involved, without regard to the notes to such financial statements. No financial statements of any person other than Seller are required by GAAP to be included in the consolidated financial statements of Seller. All of the foregoing financial statements shall be identified in and attached hereto as Schedule 4.01(s).

     (t) The books of account, minute books, stock record books, and other records of Seller, all of which have been or will be made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. At the Closing, all of those books and records necessary for the continuing operation of the Berlin Division and the Rain Ware Division and the purchase of the Andersen Assets and Additional Assets by Buyer will be transferred to Buyer.

     (u) Schedule 4.0 1 (u), attached hereto and incorporated herein by reference, contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by Seller relating to the Berlin Division. Seller will make available to Buyer copies of the leases and other instruments by which Seller acquired such real property leases or interests, and copies of all title insurance policies, opinions, abstracts, environmental reports and surveys in the possession of Seller or Seller's shareholders or any related person, and relating to such property or interests. Seller owns no real property related to the operation of the Berlin Division.

     (v) The Equipment, the Rain Ware equipment, the Andersen equipment and the Additional Assets of Seller are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such equipment ' is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

     (w) Seller has filed or caused to be filed all sales, use, franchise, personal property, occupancy or other tax returns that are or were required to be filed pursuant to applicable law ("Taxes"). Seller has delivered or will make available to Buyer copies of all such tax returns relating to income, sales or franchise Taxes filed since 1993. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by Seller. Seller has not been given or requested to given any waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to the payment of Taxes or for which Seller may be liable. The charges, accruals, and reserves with respect to Taxes on the books of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller's liability for Taxes. There exists no proposed tax assessment against the business or the Assets, except as disclosed in Schedule
4.0 l(w). No consent to the application of Section (41(0(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by Seller in connection with the business. All Taxes that Seller is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person. All Tax returns filed by (or that include on a consolidated basis) Seller are true, correct, and complete. There is no tax sharing agreement that will require any payment by Buyer after the date of this Agreement. Seller is not, or within the ten (10) year period preceding the Closing Date has not been, an "S" corporation.

          (x) Except as set forth in Schedule 4.01(x), since November 30, 1996, Seller has conducted the Berlin and Rain Ware Divisions only in the ordinary course of business and there has not been any: (i) payment or increase by Seller of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar contract with any director, officer, or employee; (ii) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings. insurance, pension, retirement, or other employee benefit plan for or with any employees of Seller; (iii) damage to or destruction or loss of any Asset or property of Seller to be transferred to Buyer pursuant to this Agreement, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Seller or the business, taken as a whole; (iv) entry into, termination of, or receipt of notice of termination of (A) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (B) any contract or transaction involving a total remaining commitment by or to Seller of at least $5,000; (C) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of Seller or mortgage, pledge, or imposition of any Lien on any Asset or property of Seller to be transferred to Buyer pursuant to this Agreement, including the sale, lease or other disposition of the Assets; (D) cancellation or waiver of any claims or rights with a value to Seller with respect to the business or the Assets in excess of $5,000; (E) material change in the accounting methods used by Seller; or (F) agreement, whether oral or written, by Seller to do any of the foregoing.

     (y) Schedule 4.01(y)(A) sets forth the top ten (10) vendors (based on total dollars purchased in the calendar year 1996) of products that are sold by Seller as part of its Berlin Division inventory, including the vendor name, address, telephone number, contact person, products and total dollar value of calendar year 1996 purchases by Seller from the vendor, and all rebates, discounts, volume or other incentives given by the vendor to Seller. Schedule 4.01(y)(B) sets forth the top twenty (20) customers of the Berlin Division (based on dollar volume of purchases in the calendar year 1996), including the customer name, address,. phone number, contact person, dollar volume purchased by the customer from Seller in calendar year 1996, and any rebates, volume discounts, or other incentives provided by Seller to each such customer. Except as set forth in Schedules 4.01(y)(A) and (B), there are no other rebates, discounts or other incentives received by Seller from vendors or given by Seller to its customers. Since January 1, 1997, there has been no material adverse change in Seller's relationship with any of the vendors or customers set forth in Schedule 4.01(y)(A) or (B), except routine changes in pricing in the ordinary course of business.

     (z) The prices set forth in the Seller's current computer generated price code books (which prices are subject to change without notice to customers) attached hereto and incorporated herein by reference as Schedule 4.01 (z), accurately reflect the prices charged by Seller to its customers, except for the rebates, discounts and other incentives identified in Schedule 4.01(y)(A) and
(B).
     (aa) Seller has delivered to Buyer (i) true and complete copies of all policies of insurance (other than health insurance policies) to which Seller is a party, or has been covered at any time within the five (5) years preceding the date of this Agreement; and (ii) true and complete copies of all pending applications for policies of insurance (other than health insurance policies).
Schedule 4.01(aa) describes: (i) any self-insurance arrangement by or affecting the business or the Assets, including any expenses established thereunder; (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Seller-, and (ii) all obligations of Seller to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided. Seller has provided Buyer with true, accurate and complete summaries of the loss experience under each policy. Except as set forth on Schedule 4.01(aa), all policies to which Seller is a party or that provide coverage to Seller are valid, outstanding, and enforceable, will be maintained in full force and effect until the Closing Date, and are sufficient for compliance with all legal requirements, Permits and Commitments to which Seller is a party or by which it is bound. Seller has paid all premiums due, and have otherwise performed all of its obligations, under each policy to which Seller is a party or that provides coverage with respect to the Berlin Division, Rain Ware Division, Assets or properties of Seller.

     (bb) Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the contemplated transactions.

     (cc) Since February 28, 1992, except as set forth in Schedule 4.01(cc), to the best of Seller's knowledge, Seller, nor any director, officer, agent, or employee or shareholder of Seller, or any other person associated with or acting for or on behalf of Seller, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or the Berlin Division or the Rain Ware Division, or any related person or affiliate of Seller, or (iv) in violation of any law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

          4.02 Environmental Representation Warranties. With respect to the operations of the Berlin and Rain Ware Divisions, except as set forth in
Schedule 4.02, to the best of Seller's knowledge:

     (a) Seller is and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any environmental law, rule and regulation ("Environmental Law"). Seller has no basis to expect, nor has any other person for whose conduct Seller is or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities of Seller, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of environmental remediation with respect to any of Seller's facilities or any other properties or assets (whether real, personal, or mixed) in which Seller has had an interest, or with respect to any property or facility at or to which Hazardous Materials (as defined by applicable law) were generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other person for whose conduct Seller is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

     (b) There are no pending or threatened claims, Liens, or other restrictions of any nature, resulting from any environmental, health, and safety liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the facilities or any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest;

     (c) Seller has no knowledge of any basis to expect, nor has any other person for whose conduct Seller is or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to hazardous activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which Seller had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

     (d) Neither Seller nor any other person for whose conduct Seller is or may be held responsible, has any environmental, health, and safety liabilities with respect to the facilities or, to the best of Seller's knowledge, with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or the Business (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the facilities or any such other property or assets;

     (e) Except for quantities of materials used in the ordinary course of business and in compliance with applicable laws, there are no Hazardous Materials present on or in the environment at the facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any other person for whose conduct Seller is or may be held responsible or any other person, has permitted or conducted, or is aware of, any hazardous activity conducted with respect to the facilities or any other properties or assets (whether real, personal, or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws;

     (f) There has been no release or threat of release, of any Hazardous Materials at or from the facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest, or any geologically or hydrologically adjoining property, whether by Seller or any other person;

     (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller, or any person pertaining to Hazardous Materials or hazardous activities in, on, or under the facilities, or concerning compliance by Seller or any other person for whose conduct Seller is or may be held responsible, with Environmental Laws.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------


     5.01. Representations of Buyer. Buyer represents and warrants to Seller that:

     (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas (provided, however, that prior to Closing, Buyer may reincorporate in the State of Delaware which will necessitate revisions to certain Closing documents accordingly), and has the authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     (b) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer.

     (c) Buyer has, or will have at the Closing, sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

     (d) There is no litigation pending or, to Buyer's knowledge threatened, against Buyer or any of its affiliates which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.


                                  ARTICLE VI

                        PRE-CLOSING COVENANTS OF SELLER
                        -------------------------------

     From and after the date hereof and until the Closing Date, Seller hereby covenants and agrees with Buyer as follows:

     6.01. Cooperation and Assignments. Seller will use its best efforts to obtain all Required Consents and other third party consents and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.

     6.02. Conduct of Business. From the date hereof to the Closing Date, except as otherwise may be contemplated by this Agreement or required by any of the documents listed in the Schedules annexed hereto and except as Buyer otherwise may consent to in writing, Seller will cause the business of the Berlin and Rain Ware Divisions to be operated in the ordinary course consistent with past practice in all material respects and use its best efforts (without the requirement to expend any funds outside of the ordinary course of business) to: (a) preserve the Assets as a whole intact; (b) continue in effect all material existing policies of insurance (or comparable insurance) with third-party carriers of or relating to the Assets; (c) keep available the services of the present officers, employees and agents of the Berlin Division; (d) preserve the Berlin Division's relationships with its material suppliers, customers, licensors and licensees and others having material business dealings with it; (e) continue production and promotional and sales efforts of the Berlin Division in accordance with existing plans and forecasts; from the date hereof to the Closing, except to the extent permitted pursuant to Article 2.02(c), Seller shall not make any additional purchase of inventory that is defined in Article 2.02 as "slow-moving" and shall use its good faith efforts to liquidate any "slow-moving" inventory; and (g) Seller shall not accelerate or prepay any of Seller's accounts payable. Seller will not take or agree or commit to take any action that would make any representation and warranty of Seller hereunder inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date.

     6.03. Access. (a) Seller shall continue to provide to Buyer, its counsel, financial advisors, auditors and other authorized representatives such reasonable information as such person from time to time may request with respect to the Assets and the transactions contemplated by this Agreement and, upon reasonable notice, to the properties, books and records of the Berlin and Rain Ware Divisions, as Buyer from time to time may request. Seller shall also provide Buyer with access to the Berlin Division employees pursuant to the provisions of, and in accordance with the scheduling and restrictions provided in, the VBP Asset Purchase Agreement and subject to, the covenants of Buyer set forth in paragraph (c) of this Article 6.03. Seller shall fully cooperate with Buyer if Buyer decides to audit the historic financial performance of the Berlin and Rain Ware Divisions (including but not limited to making available its records, personnel and outside accountants) in connection with Buyer's contemplated Bond Offering (defined below), all provided, however, that neither the taking of the audit or the results of the audit shall in any way affect this Agreement or Buyer's obligations to close the transactions contemplated herein and further provided that Buyer shall reimburse Seller for any and all direct costs and expenses paid to third parties (including without limitation, professional fees) incurred by Seller in connection therewith. No investigation by Buyer pursuant to this Article shall effect, negate or constitute a waiver of any representation or warranty given by Seller hereunder.

      (b) Buyer further acknowledges that any and all information obtained about Seller, the Berlin Division, Rain Ware Division and the Assets, shall be deemed to be confidential and proprietary until the Closing and shall be subject to, and shall come within the scope of, any and all Confidentiality Agreements previously executed by Buyer. Notwithstanding anything herein to the contrary, from time to time, Buyer shall have the right to contact Seller's employees including, without limitation, those employees identified on Schedule 6.03 to investigate Seller, the Berlin and Rain Ware Divisions and the Assets. Furthermore, Buyer shall have the right to describe and disclose the transactions contemplated herein and the business of the Berlin and Rain Ware Divisions (including sales, profit and other summary financial data) in any memorandum and/or prospectus in connection with an offering of debt by Buyer (the "Bond

Offering"), all provided, however, that Seller shall have the right to review and approve such description (which approval shall not be unreasonably withheld). In addition, in connection with the Bond Offering, Buyer shall have the right to disclose financial information concerning the Berlin and Rain Ware Divisions, to rating agencies, underwriters, accountants, attorneys and government agencies on a confidential and need to know basis.

     (c) The Buyer agrees that in the event the transaction contemplated herein is not consummated as a result of Buyer's breach of this Agreement, it will not for a period of one (1) year from and after the date the transaction and this Agreement is terminated: (i) either directly or indirectly, for itself or any third party, solicit, induce, recruit or cause another person 'in the employ of the Seller to terminate his/her employment for the purpose of joining, associating or becoming employed by the Buyer (or any of its affiliated entities) or with any business or activity which is in competition with any business or activity engaged in by the Seller; or (ii) directly or indirectly, for itself for or through any subsidiary, affiliated or related entity, establish or acquire distribution centers within the state of Connecticut (exclusive of Buyer's existing branch in Stratford, Connecticut) for the products sold by Seller's Berlin Division.

     6.04. Notices of Certain Events.
           -------------------------

     (a) Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of-

          (i) any notice or other communication alleging that the consent of any person or governmental or regulatory agency or authority is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against relating to or involving or otherwise affecting Seller or the Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article 4.01 or that relate to the consummation of the transactions contemplated by this Agreement.

          (iv) any fact or condition that causes or constitutes a breach of any of the representations and warranties set forth in Article IV hereof as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

     (b) Should any such fact or condition require any change in the Schedules annexed hereto if this Agreement was dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Schedule(s) specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant in this Article VI, or of the occurrence of any event that may make the satisfaction of the conditions in
Article IX impossible or unlikely.

     6.05. Best Efforts. Between the date of this Agreement and the Closing Date. Seller will use its best efforts to cause the conditions in Article IX hereof to be satisfied and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.

     6.06. Insurance. Schedule 6.06 of this Agreement contains a list of all insurance policies and fidelity bonds covering the Assets and the operations of the Berlin Division and its employees. Seller shall maintain all such insurance policies in full force and effect through the Closing or until the termination of this Agreement as provided in Article 12.

     6.07 Trade Payables. Seller shall deliver to Buyer a schedule of all of the Berlin Division Assumed Trade Payables, including all service, interest or other charges thereon as of the Date of Closing.

     6.08. Exclusive Dealing. From the date hereof until the earlier of the date of termination of this Agreement or May 27, 1997, Seller shall deal exclusively with Buyer regarding the sale of the Assets (other than in the ordinary course) and Seller shall not contact, solicit, negotiate or contract with any third party, or entertain any offer or request for information regarding the sale of the Assets (other than in the ordinary course).

     6.09. Licenses, Permits, Required Third Party Consents. Prior to Closing, Seller will obtain all material licenses, permits and Required Third Party Consents with respect to the Berlin and Rain Ware Divisions.


                                  ARTICLE VII

                              COVENANTS OF BUYER
                              ------------------


     Buyer hereby covenants and agrees with Seller as follows:

     7.01. Cooperation and Assumption. Subject to the fulfillment of the conditions set forth in Article IX, Buyer will endeavor to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.

     7.02  Intentionally Deleted.

     7.03. Books and Records. For a period of six (6) years after the Closing Date (or such longer period as may be required by any governmental agency or ongoing litigation or in connection with any administrative proceeding):

     (a) Buyer shall not dispose of or destroy any of the business records and files of the Berlin Division, the Rain Ware Division and the Assets transferred from die Seller to the Buyer.

     (b) Buyer shall allow Seller and its representatives access to all business records and files of the Berlin Division, Rain Ware Division and the Assets which are transferred to Buyer and which are necessary for Seller to wind-up its business or prepare tax or other government filing related thereto, during regular business hours and upon reasonable notice at Buyer's principal places of business or at any location where such records are stored, and Seller shall have the right, at its own expense, to make copies of any such records and files.

     7.04. Confidentiality. Buyer acknowledges that any and all information obtained about the Assets, shall be deemed to be confidential and proprietary until the Closing and any and all information obtained about the Seller apart from the Assets being acquired, shall be deemed to be confidential and proprietary prior to and subsequent to the Closing. Buyer is contemporaneously herewith executing a Confidentiality Agreement in the form of Exhibit G annexed hereto and made a pan hereof.

     7.05. Notices of Certain Events. Buyer shall promptly notify Seller of:
           -------------------------

     (a) any notices or other communication alleging that the consent of any person or any governmental or regulatory agency or authority is or may be required in connection with the transactions contemplated by this Agreement, other than in respect of any consent identified as so required in a Schedule to this Agreement;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article 5.01.

     7.06. Hiring of Employees. Buyer shall have no obligation to offer employment to or hire any of Seller's Berlin Division employees; provided, however, in the event Buyer does not offer employment to that number of Seller's Berlin Division current employees sufficient to assure that the number of Seller's current Berlin Division employees who are not offered employment by Buyer does not exceed forty-five (45). then Buyer shall be responsible for all state and federal plant closing notices and any associated liability in the event such notices are not given.

                                 ARTICLE VIII

                       POST-CLOSING COVENANTS OF SELLER
                       --------------------------------

     8.01. Non-Competition. (a) Seller agrees that for the periods stated below, neither Seller nor any of its shareholders, Morris Trachten, David Trachten and Fred Gross (the "Shareholders") shall engage in any capacity either directly or indirectly, including, without limitation, as a principal or agent or for its own account or solely or jointly with others, or as a stockholder in any corporation, as a member of any limited liability company, or as a partner in any partnership or joint venture, or as a consultant or independent contractor, employee salesperson or manager on behalf of others, at any place within the states of Connecticut, Massachusetts, New Hampshire, New York or Rhode Island (together the "Non-Compete Area"),

          (i) in the distribution of roofing, siding and related building materials such as those products presently distributed by the Berlin Division for a period of fifteen (15) full years from the Closing Date (the "15 Year Non-Compete Period"); during the 15 Year Non-Compete Period, Seller and its Shareholders shall not solicit sales in the Non-Compete Area for a business which is in competition with the distribution of the types of products that Seller or any of the Shareholders were distributing prior to Closing as identified in this paragraph (a)(i); and

          (ii)  in the distribution of windows and doors for a period of five
(5) full years from the Closing Date (the "5 Year Non-Compete Period"); during the 5 Year Non-Compete Period, Seller and its Shareholders shall not solicit sales in the Non-Compete Area for a business which is in competition with the distribution of the types of window products that Seller or any of the Shareholders were distributing prior to Closing as identified in this paragraph
(a)(ii);

provided that nothing herein shall (i) prohibit the acquisition or ownership of up to 1% of the outstanding voting securities of any corporation or other entity which is publicly owned; or (ii) prohibit Seller and its Shareholders from engaging as a manufacturer, contractor, or lumber yard representative so long as such businesses do not distribute roofing, windows, siding, doors and related building materials in competition with the types of distribution channels used by Seller or any of its Shareholders prior to Closing.

     During the 5 Year Non-Compete Period, neither Seller nor any of the Shareholders shall solicit or employ any individual employed by Buyer at any time during the 5 Year Non-Compete Period; thereafter, during the balance of the 15 Year Non-Compete Period, neither Seller nor any of the Shareholders shall solicit any individual while in the employ of Buyer. Seller and Buyer hereby agree that the consideration paid by Buyer under this Agreement is fair and adequate for the obligations of Seller and the Shareholders under this Article 8.01(a). Seller shall cause the Shareholders each to execute a covenant not to compete with Buyer in the form of the document attached hereto as Exhibit H and incorporated herein by this reference ("Shareholder's Covenant"). The obligations of the Shareholders under this Agreement shall be independent of and in addition to their respective obligations under any other agreement, including without limitation, the VBP Asset Purchase Agreement and any consulting or employment agreement.

     (b) If any provision contained in this Article shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Article, but this Article shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Article to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Article and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Article, and Seller consents to the entry thereof, without the necessity of proving actual damages, or posting bond or other security. Nothing herein shall be deemed an election or remedies or preclude Buyer from seeking any and all other remedies, both legal and equitable, for a breach of this Article 8.01.

     8.02 Further Assurances. Following the Closing, Seller will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement the transactions contemplated by or to fulfill the terms and conditions of this Agreement and to vest in Buyer good title to the Assets. At the request of Buyer on a case by case basis, Seller shall execute and deliver instruments sufficient to constitute and appoint. effective as of the Closing Date. Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any Assets specified in Buyer's request, and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under such Assets, and to defend or compromise any and all actions, suits or proceedings in respect of such Assets or the Assumed Liabilities. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof

     8.03 Termination of Seller's Employees. At Closing, Seller shall terminate the employment of Seller's employees set forth on the list delivered pursuant to Article 3.03 (f).

     8.04 Transition of the Business to Buyer. For a period of sixty (60) days after the Closing, Seller shall cause the Shareholders to each assist Buyer in transition of operation of the Berlin Division, Rain Ware Division and the Assets by Buyer, including without limitation, contacting customers of the Berlin Division for the purpose of encouraging the customers' continued patronage of the Berlin Division after the Closing.

     8.05 Post-Closing Access and Audit. For a period of one (1) year after the Closing, upon Buyer's request, Seller shall provide access and cooperate with Buyer with respect to a post-closing audit by Buyer of the historic financial performance of the Berlin and Rain Ware Divisions, in connection with Buyer's Bond Offering and related securities regulations which may require an audit to permit further acquisitions, by Buyer of other businesses, provided that Buyer shall reimburse Seller for any and all direct costs and expenses paid to third parties (including without limitation, professional fees) incurred by Seller in connection therewith. Any such access shall be subject to the limitations set forth in Article 6.0'1(b).

                                ARTICLE VIII(A)

                        POST-CLOSING COVENANTS OF BUYER
                        -------------------------------

     8A.01 COD-Plus Accounts/Discount-Rebate Applied Accounts. For a period of two (2) years after the Closing, Buyer will maintain the past practices of Seller with respect to "COD-Plus Accounts" (accounts where the account debtor has a past due balance and makes current purchase on a cash-on-delivery basis plus an additional amount to be applied to past due balance) and Discount-Rebate Applied Accounts (accounts where the account debtor has a past due balance and discounts and/or rebates to which the account debtor is entitled based on historic practices disclosed to Buyer on Schedule 4.01(y)(B). are applied to the past due balance). All payments received with respect to COD-Plus Accounts shall be applied first to the current payment and then to the oldest item in the past due account.

     8A.02 Accounts Receivable Reporting.

     (a) Buyer will provide reports to Seller every thirty (30) days regarding the status of the Berlin Accounts Receivable. These reports will include an aged trial balance. Buyer will provide other information reasonably requested by Seller.

     (b) Annexed hereto as Exhibit I is an outline of Buyer's standard collection procedures ("the Collection Procedures"). Buyer agrees to diligently and in good faith pursue the collection of all Berlin Accounts Receivable in accordance with the Collection Procedures. Anything in the Collection Procedures to the contrary notwithstanding, Buyer may but shall have no obligation to commence legal action to collect any Berlin Accounts Receivable. Any and all expenses incurred by Buyer in connection therewith, including without limitation, attorneys fees, filing fees and costs of suit, shall be the sole responsibility of Buyer, provided however, that any recoveries with respect to any Berlin Accounts Receivable shall apply first to all of Buyer's direct out-of-pocket expenses (including reasonable attorneys' fees), then to legally recoverable interest charges and last to the principal balance of the debt. In addition, unless payment is designated as payment for a specific account as to which there is no accrued interest and/or service charges, the payment will be applied first to post-Closing accrued interest and/or service charges, then to Seller's pre-Closing interest and/or service charges and then to the principal balance of the debt.

     (c) Sixty (60) days after the Closing, Seller shall have the right in its sole discretion at any time to assume from Buyer any Berlin Accounts Receivable which Buyer does not pursue (either by the commencement of legal action or otherwise) in accordance with the Collection Procedures as provided in paragraph
(b) of this Article 8A.02.

     (d) If Buyer wishes to compromise or accept less than full payment of any Berlin Accounts Receivable, Buyer shall notify Seller and Seller shall within five (5) business days of receipt of such notice advise Buyer if (i) the proposed compromise or settlement is acceptable to Seller; or (ii) if Seller wishes to assume the receivable from Buyer.

     (e) After twenty four (24) months following the Closing, Buyer may return any uncollected Berlin Accounts Receivable without the consent of Seller to the extent of the then current Accounts Receivable Guaranty Balance as defined in the N,"BP Asset Purchase Agreement.

     8A.03 Removal of Rain Ware Assets. Within sixty (60) days after the Closing, Buyer shall remove all of the Rain Ware Assets (including without limitation, machinery, equipment and inventory of raw materials) from Seller's premises. Any of the Rain Ware Assets not removed within the sixty (60) days may be removed or disposed of by Seller at Buyer's sole cost and expense and in Buyer's name.

     8A.04 Payment of Salesmen Bonuses. All Salesmen Bonuses shall be paid by Buyer no more than ten (10) business days after the Closing, provided, however, that nothing herein shall require Buyer to hire any of Seller's salesmen.


                                   ARTICLE IX
                       CONDITIONS TO BUYER'S OBLIGATIONS
                       ---------------------------------

     The obligations of Buyer to consummate the purchase of the Assets under this Agreement shall be subject to the satisfaction (or written waiver by Buyer) on or prior to the Closing Date of all of the following conditions

     9.01. Representations, Warranties and Covenants of Seller. Seller shall have complied in all material respects with all of its agreements, representations, warranties and covenants contained herein to be performed at or prior to the Closing Date (including the delivery to Buyer of all schedules, exhibits and documents referenced in this Agreement or necessary to the consummation of the transactions contemplated hereby), and all the representations and warranties of Seller contained herein must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise expressly set forth herein, and (b) to the extent that such representations and warranties were made as of a specified date (and as to such representations and warranties the same shall continue on the Closing Date to have been true as of the specified date).

     9.02. Deliveries. Seller shall have delivered or caused to be delivered to Buyer of all the items set forth in Article 3.02 hereof

     9.03 VBP Asset Purchase. VBP shall simultaneously close the purchase and sale of substantially all of the assets of VBP pursuant to the VBP Asset Purchase Agreement.

     9.04. Supply Agreement. Seller shall have executed the Supply Agreement in the form of the document attached hereto and incorporated herein by reference as Exhibit J.

     9.05. No Prohibition. No federal or state court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any federal or state statute, rule or regulation, restraining or prohibiting the consummation of the Closing or the effective operation by Buyer of the business of the Berlin and Rain Ware Divisions after the Closing Date, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter or prevent or materially delay the Closing shall have been threatened or instituted by any federal or state governmental body, agency or official or any third party.

     9.06. Required Consents. All Required Consents, in form and substance reasonably satisfactory to Buyer, shall have been obtained, and no such Required Consent shall have been revoked, conditioned or materially impaired.

     9.07. No Material Adverse Effect. From the date of this Agreement to the Closing Date, no event or occurrence shall have occurred which has a material adverse effect on the Berlin Division, Rain Ware Division or the Assets.

     9.08.  Physical Inventory.  The physical inventory provided for in Article
2.04 shall have been taken and Buyer and Seller shall have agreed upon the value thereof in accordance with the provisions set forth in Article 2.02.

     9.09. Real Estate Transactions. Contemporaneously with the Closing, Seller's affiliates shall enter into a lease and contract of sale with respect to the real estate property used in connection with the Berlin Division (the "Berlin Real Estate") as identified on, and pursuant to the terms of the lease and contract of sale set forth on Exhibit K annexed hereto.

     9.10. 1997 VAP Receivables. Buyer has, prior to April 11, 1997, notified Seller of its objections to the 1997 VAP Receivables for the reasons set forth in Article 7.02(b) and the par-ties have not resolved such objections.


                                   ARTICLE X

                       CONDITIONS TO SELLER'S OBLIGATIONS
                       ----------------------------------

     The obligations of Seller to consummate the sale of the Assets under this Agreement shall be subject to the satisfaction (or written waiver by Seller) on or prior to the Closing Date of all of the following conditions

     10.01. Representations, Warranties and Covenants of Buyer. Buyer shall have complied in all material respects with all of its agreements, representations, warranties and covenants contained herein to be performed at or prior to the Closing Date, and all of the representations and warranties of Buyer contained herein must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date except (a) as otherwise contemplated hereby; and (b) to the extent that such representations and warranties were made as of a specified date (and as to such representations and warranties the same shall continue on the Closing Date to have been true as of the specified date).
Seller shall have received a certificate of Buyer, dated as of the Closing Date and signed by an officer of Buyer, certifying as to the fulfillment of the conditions set forth in this Article 10.01.

     10.02. Deliveries. Buyer shall have delivered or caused to be delivered to Seller the items set forth in Article 3.03 hereof.

     10.03.  Intentionally Deleted.

     10.04 VBP Asset Purchase. Buyer shall simultaneously close the purchase and sale of substantially all of the assets of VBP pursuant to the VBP Asset Purchase Agreement.

     10.05. Real Estate Acquisitions. Contemporaneously with the purchase of the Assets, Buyer or its affiliates shall enter into a lease and contract of sale with respect to the Berlin Real Estate.

     10.06. VAP Supply Agreement. Buyer shall execute and deliver the Supply Agreement.


                                   ARTICLE XI

                      INDEMNIFICATION AND RELATED MATTERS
                      -----------------------------------

     11.01.  Indemnification by Seller.  Subject to the provisions of this
Article XI, Seller agrees to indemnify and hold Buyer harmless from and against any losses, including without limitation, any claims, actions, demands, losses, costs, expenses, liabilities joint or several), penalties, taxes, damages, and reasonable attorneys' fees incurred in connection therewith ("Losses"):

     (a) Any and all Losses resulting from or arising out of any misrepresentation or breach of warranty made by Seller in this Agreement;

     (b) Any and all Losses resulting from or arising out of the failure of Seller to comply with any of the covenants, agreements or other obligations contained in this Agreement which are required to be performed by Seller;

     (c) Any and all Losses resulting from or arising out of Excluded Liabilities or the Excluded Assets (including the Excluded Berlin Inventory and the Excluded Rain Ware Inventory);

     (d) Any and all Losses of any nature whatsoever resulting from or arising out of any violation by Seller of any federal or state laws relating to labor and employment of persons employed by the Berlin and Rain Ware Divisions on or before the Closing Date.

     (e) Any and all Losses resulting from or arising directly or indirectly from any agreements or commitments, whether oral or written, between the Seller and any employee, independent contractor or other person who has provided services on before the Closing Date to the Berlin or Rain Ware Divisions, whether now or hereafter existing;

     (f) Any and all Losses resulting from or arising out of the Scheduled Litigation;

     (g) Any and all Losses resulting from or arising out of the failure of the Seller to pay any taxes with respect to the Berlin and Rain Ware Divisions, the Assets or the Berlin Division employees arising or accruing on or prior to the Closing;

     (h) Any and all Losses resulting from or arising out of Seller's ownership of the Berlin Division, Rain Ware Division or the Assets, or operation of the Berlin Division or Rain Ware Division prior to Closing; and

     (i) Any and all Losses resulting from or arising out of any of Seller's pension or retirement plans.

     11.02.  Indemnification by Buyer.  Subject to the provisions of this
Article XI, Buyer agrees to indemnify and hold Seller harmless from and against any Losses, as defined in Article I 1.01, with respect to:

     (a) Any and all Losses resulting from or arising out of any misrepresentation or breach of warranty made by Buyer in this Agreement;

     (b) Any and all Losses resulting from or arising out of the failure of Buyer to comply with any of the covenants, agreements or other obligations contained in this Agreement which are required to be performed by Buyer;

     (c) Any and all Losses resulting from or arising out of Assumed Liabilities after the Closing; and

     (d) Any and all Losses resulting from and arising on or after the Closing solely out of Buyer's non-assumption of Seller's collective bargaining agreements or its failure to reach agreements with the respective collective bargaining units.

     11.03. Determination of Damages and Related Matters. In calculating any amounts payable to Buyer pursuant to Article I 1. 0 1 or payable to Seller pursuant to Article 11.02, any diminution of value to the Assets shall be deemed damages suffered by Buyer, and Seller or Buyer, as the case may be, shall receive credit for (i) any actual reduction in tax liability as a result of the facts giving rise to the claim for indemnification, and (ii) any insurance recoveries actually received by the party to be indemnified. The right to indemnification, reimbursement or other remedy based on a breach of any representations, warranties, covenants, and obligations hereunder will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant, or obligation.

     11.04. Survival of Representations, Warranties and Covenants and Obligations. The representations, warranties, covenants and obligations contained in this Agreement and any schedule or document delivered pursuant to this Agreement will survive the Closing Date. Neither Seller nor Buyer will have any liability for indemnification under this Article XI unless notice of a claim for indemnity or notice of facts as to which an indemnifiable loss is expected to be incurred shall have been (-iv%-.n on a date which is on or before five years from the Closing Date, except for a claim relating to or with respect to the representations, warranties, covenants, agreements and obligations contained in Article VIII, Articles 1.04, 4.01 (a), (d), (e) or (in) which may be made at any time on or before the date which is ten years from the Closing Date.

     11.05. Notice of Indemnification. In the event any legal proceeding, shall be threatened or instituted or any claim or demand shall be asserted by any person in respect of which payment may be sought by one person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article XI, the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the other party (the "Indemnitor"); provided that the failure to give such notice shall not affect the Indemnitee's rights hereunder except to the extent the Indemnitor is materially prejudiced by such failure. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnitor by reason of the claim.

     11.06. Indemnification Procedure for Third Party Claims. Except as otherwise provided in Article XI hereof, in the event of the initiation of any legal proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice, and to defend the Indemnitee against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any Losses indemnified against hereunder; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its expense and the Indemnitor shall not settle any such proceeding, claim or demand unless Indemnitee is fully released without any admission of liability. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claims or demand, and the Indemnitee defends against or otherwise deals with any such proceeding, claim or demand, the Indenmitee may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. The Indemnitee may not settle any such proceeding without the consent of the Indemnitor, which shall not be unreasonably withheld or delayed.

                                 ARTICLE XII

                          TERMINATION PRIOR TO CLOSING
                          ----------------------------

     12.01 Termination. This Agreement may be terminated at any time prior to the Closing.

     (a) by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived in writing by the non-breaching party;

     (b) by Buyer if any of the conditions of Article IX have not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

     (c) by Seller if any of the conditions in Article X have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

     (d)  by the mutual written consent of Buyer and Seller.

     12.02  Effect of Termination.  Each party's right of termination under
Article 12.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Article
12. 0 1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Articles II, 13.07 and 13.08 and Buyer's obligations of confidentiality set forth in Article 7.04 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's breach or default with respect to its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                  ARTICLE XIII
                                 MISCELLANEOUS

     13.01. Entire Agreement. This Agreement and the agreements contemplated hereby constitute the sole understanding of the parties with respect to the matters provided for herein and supersede any previous agreements and understandings between the parties with respect to the subject matter hereof.
No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

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

     13.03. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned by Buyer without the prior written consent of the Seller.

     13.04. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

     13.05. Section Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles" or "Sections" refer to the corresponding Articles or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     13.06.  Amendments; No Waivers.

     (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law or in equity.

     13.07. Broker's Fees. Except as disclosed in Schedule 13.07, each of the par-ties hereto represents and warrants to the other that it has had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement. Seller agrees to indemnify and bold Buyer harmless from and against any and all liability to which Buyer or the Assets may be subjected by reason of any broker's or finder's fee with respect to the transactions contemplated hereby to the extent such fee is attributable to an action undertaken by, or on behalf of Seller or is made by any person claiming by. through or under Seller. Buyer agrees to indemnify and hold Seller harmless from ane, against any and all liability to which Seller may be subjected by reason of any broker's or finder's fee with respect to the transactions contemplated hereby to the extent such fee is attributable to any action undertaken by or on behalf of Buyer or is made by any person claiming by, through or under Buyer.

     13.08. Expenses. Except as otherwise specifically provided for in this Agreement, Seller and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountant's and counsel.

     13.09. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Seller to:
     ---------------

     Mr. Fred Gross, President
     Viking Aluminum Products, Inc.
     33-39 John Street
     New Britain, CT 06051
     Facsimile: (203)) 827-1754

     with a copy to:
     --------------

     Stuart Kudman, Esq.
     Kudman, Trachten & Kessler
     The Empire State Building
     350 Fifth Avenue
     Suite 1423
     New York, NY 101 18-1487
     Facsimile: (212) 868-0013

     if to ABC to:
     ------------

     Kenneth A. Hendricks, President
     American Builders & Contractors Supply Co., Inc.
     One ABC Parkway
     Beloit, WI 53511
     Facsimile:  (608) 362-6529

     with a copy to:
     --------------

     Karl W. Leo, Esq.
     Leo and Associates
     200 Randolph Avenue, Suite 200
     Huntsville, AL 35801
     Facsimile: (205) 539-6000

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be deemed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fifth (5th) business day after the day it is so placed in the mail.

     13.10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed in such jurisdiction. Any action to enforce, which arises out of or in any way relates to, any of the provisions of this Agreement or the Closing documents shall be brought and prosecuted in the Courts of the State of New York or any federal court with jurisdiction in the State of New York. Each party irrevocably: (i) submits to the exclusive jurisdiction of the Courts of New York and any federal court with general jurisdiction in the State of New York; and (ii) waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding ("Proceeding") brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient form and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. The parties irrevocably consent to service of process given in the manner provided for notices in' Article 13.09. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

     13.12. Further Assurances. At any time or from time to time after the Closing Date, either party shall, at the request of the other party and at such other party's expense, execute and deliver any further instruments or documents and take all such further action as such party reasonably may requests in order to consummate and make effecting the sale contemplated by this Agreement.

     13.13. Severability. If any provisions hereof shall be held by any court of competent jurisdiction to be illegality or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     13.14. Sales and Transfer Taxes. All applicable sales, transfer and other similar taxes and fees (excluding any income taxes of any kind) that may be due or payable as a result of the purchase of the Assets by Buyer from Seller contemplated in this Agreement, whether levied on the Seller or Buyer, shall be borne by the Buyer. Ad valorem taxes on tangible personal property for the year 1997 shall be prorated from the Date of Closing. Ad valorem taxes on equipment and inventory for the year 1997 shall be prorated as of the date of sale and a credit or deficit against the Purchase Price shall be provided through the Date of Closing. In the event actual ad valorem taxes have not been determined, the ad valorem taxes for 1997 shall be based upon the ad valorem taxes for 1996, subject to future adjustments when actual ad valorem taxes are determined.

     13.15. Third Party Beneficiary. Nothing expressed or referred to in this Agreement or any Schedule hereto is intended to or shall be construed to give any person or entity other than the parties to this Agreement any legal or equitable eight, remedy or claim under or with respect to this Agreement or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement their successors and permitted assigns, and for the benefit of no other person or entity.

     13.16 Arbitration. Any controversies or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In the event of arbitration and/or litigation regarding this Agreement or the subject matter hereof, the prevailing party shall be entitled to recover from the other party its actual costs and expenses, including reasonable attorney's fees and arbitration costs; provided, however, that nothing in this Article 13.16 shall require any award of costs and expenses if there is no "prevailing' party in the discretion of the adjudicator.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above Written.


                                          BUYER:
                                          -----

                                          AMERICAN BUILDERS & CONTRACTORS
                                          SUPPLY CO., INC.


                                          By:_______________________________
                                                Jeff Stentz



                                          SELLER:
                                          ------

                                          VIKING ALUMINUM PRODUCTS, INC.


                                          By:_________________________________
                                                Fred Gross, President